EXHIBIT 1


                           MINUTES OF A MEETING OF THE
                       BOARD OF DIRECTORS OF 649.COM, INC.
                     HELD ON THE 15TH DAY OF NOVEMBER, 2002

The following resolutions were passed by the Board of Directors of 649.com, Inc. (the "Company") having been consented to and adopted in writing by all the Directors of the Company as at November 15, 2002.

SHARES FOR DEBT EXCHANGE WITH CREDITORS:
----------------------------------------

       Cecil Morris                                             4,833,334
       Antico Holdings A.V.V.                                   4,833,333
       Hokley Limited                                           4,833,333
       Polygosis Software Limited                               4,833,333
       WebLink Management Limited                               4,833,334
       Zurich Capital Corporation A.V.V.                        4,833,333

TOTAL SHARES TO BE ISSUED FOR DEBT:                            29,000,000
-----------------------------------

WHEREAS the Company is indebted and will be indebted to persons and Companies for their performance of duties, services and/or providing loans to the Company as described above;

AND WHEREAS the Company wishes to reimburse and to compensate the services and performance provided;

AND WHEREAS the Company now has available the above list of creditors willing to be reimbursed in settlement of outstanding debts owed in the aggregate of US$100,000 in exchange for common shares of the Company and an agreement has been reached to value the settlement or payment at an exchange per common share price of $0.0034;

AND WHEREAS the issuance of said shares represent in excess of 50% (Fifty per cent) of the Company's present issued share capital to settle such accounts.

THEREFORE IT BE RESOLVED that the Company issue TWENTY-NINE MILLION (29,000,000) shares representing 61% to the Creditors and agents in full settlement of debts owed and to be paid for future considerations at an exchange price per common share of $0.0034. These shares will be issued under the conditions of Rule 144 and are to contain an appropriate restrictive legend.

AND FURTHER RESOLVED, that the Secretary of 649.com, Inc. is instructed to notify the Transfer Agent, Madison Stock Transfer Inc., to effect the issuance of the shares.

Effective this 15th day of November, 2002.




/s/ John Buddo
-------------------------------------------
John Buddo, President & Secretary/Treasurer


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